UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2011, the Compensation Committee of MAP Pharmaceuticals, Inc. (the “Company”) approved the following actions relating to certain of the executive officers of the Company.

2010 Cash Bonus Payments

The Compensation Committee approved the following cash bonus payments to Timothy S. Nelson, President and Chief Executive Officer, and the four next most highly compensated executive officers (the “Named Executive Officers”) for achieving objectives that were established by the Compensation Committee in early 2010. The performance-based cash bonus plan for 2010 for Mr. Nelson, Christopher Y. Chai, Senior Vice President and Chief Financial Officer, and Thomas A. Armer, Ph.D., Chief Scientific Officer, consisted of payment of a percentage of year-end base salary based 100% on Company achievement of corporate objectives; for Charlene A. Friedman, Senior Vice President, General Counsel and Secretary, and Anastasios E. Gianakakos, Senior Vice President, Corporate and Business Development, the performance-based cash bonus plan was based 75% on Company achievement of corporate objectives as well as 25% on individual performance. For the Named Executive Officers, the approximate percentage of year-end base salary actually paid under the 2010 performance-based cash bonus plan is as follows: for Mr. Nelson, 48%; for Mr. Chai, 34%; for Dr. Armer, 34%; for Ms. Friedman, 34%; and for Mr. Gianakakos, 34%. The bonus amount included below for Mr. Gianakakos includes an additional, discretionary payment, based on recognition by the Compensation Committee of additional contributions made by Mr. Gianakakos during 2010. The Compensation Committee approved the following total bonus payments to the Named Executive Officers:

Executive Officer	Title	Bonus
Timothy S. Nelson	President and Chief Executive Officer	$226,381
Christopher Y. Chai	Senior Vice President and Chief Financial Officer	$107,930
Thomas A. Armer, Ph.D.	Chief Scientific Officer	$115,007
Charlene A. Friedman	Senior Vice President, General Counsel and Secretary	$102,623
Anastasios E. Gianakakos	Senior Vice President, Corporate and Business Development	$125,370

2011 Executive Compensation

The Compensation Committee also completed its annual performance and compensation review of the Company’s executive officers, including the Named Executive Officers. The following is a description of the compensation arrangements that were approved for the Named Executive Officers.

Annual Base Salary

The Compensation Committee approved increases in base salaries for the Named Executive Officers and, for those officers whose base salaries were lower than the 60th percentile for similar positions at a peer group of companies, brought their base salaries to the 60th percentile, in accordance with the Company’s stated pay philosophy of setting compensation in the range of the 60th to 75th percentiles. The base salaries for the Named Executive Officers, effective as of January 1, 2011, are as follows:

Executive Officer	Title	2011 Base Salary
Timothy S. Nelson	President and Chief Executive Officer	$617,300
Christopher Y. Chai	Senior Vice President and Chief Financial Officer	$350,100
Thomas A. Armer, Ph.D.	Chief Scientific Officer	$369,400
Charlene A. Friedman	Senior Vice President, General Counsel and Secretary	$352,100
Anastasios E. Gianakakos	Senior Vice President, Corporate and Business Development	$322,279

Performance-Based Cash Bonus Plan for 2011

The Compensation Committee also approved a performance-based cash bonus plan for calendar year 2011 for the executive officers of the Company, including the Named Executive Officers. For 2011, Mr. Nelson is eligible for an annual performance-based cash bonus with a target of 60% of his annual base salary. The Named Executive Officers other than Mr. Nelson are eligible for annual performance-based cash bonuses with a target of 40% of their respective annual base salaries. For Mr. Nelson, Mr. Chai and Dr. Armer, the performance-based cash bonus is based 100% on the achievement of corporate bonus objectives as approved by the Compensation Committee. For Ms. Friedman and Mr. Gianakakos, the performance-based cash bonus is based 75% on the achievement of corporate bonus objectives and 25% on individual performance. The individual performance objectives are: for Ms. Friedman, objectives relating to providing legal services to the Company and its functional areas and, for Mr. Gianakakos, objectives relating to business development activities in support of our LEVADEX product candidate and pipeline product candidates.

Equity Incentive Grants

On January 26, 2011, the Compensation Committee granted stock options awards and restricted stock units to the Named Executive Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2011

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Name:	Charlene A. Friedman
Title:	Senior Vice President, General Counsel and Secretary